October 10, 2016

This agreement is made between:

XFit Brands, Inc (hereinafter referred to as the “Corporation”) of the first part

- and -

James Bateman of the City of Madison in the State of Mississippi (hereafter referred to as the “Executive”) of the second part

Whereas the Corporation has determined to employ James Bateman as President - Sports and member of the Board of Directors of the Corporation effective as of the Employment Commencement Date (as defined below), reporting to the Chief Executive Officer of the Corporation; and

Whereas the Corporation and the Executive have agreed to enter into this Employment Agreement (hereinafter referred to as the “Agreement”) to formalize in writing the terms and conditions reached between them governing the Executive’s employment and agreement with the Company;

Now, therefore, in consideration of the covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereto, intending to be legally bound, agree as follows:

COMMENCEMENT AND TERM

The term of the Executive’s employment under this Agreement commences immediately following the closing of the Asset Purchase Agreement of even date herewith between the Corporation and Environmental Turf Services, LLC (the “Employment Commencement Date”) and shall continue until June 30, 2019 unless terminated pursuant to this Agreement as herein provided. This Agreement shall renew thereafter on an annual basis beginning July 1, 2019 and for every successive year thereafter unless the parties invoke the provisions herein provided. Either Party shall provide written notice to the other Party if the former elects not to renew this Agreement, however, the exercising Party shall provide said written notice on or before 60 (sixty) days prior to the commencement of the renewal period.

EMPLOYMENT

Subject to the terms and conditions hereof, the Executive shall be employed by the Corporation as President – Sports effective as of the above date and shall perform such duties and exercise such powers and responsibilities as are typically associated with such title.

The Executive agrees to dedicate 100% of his available time and attention to the business and affairs of the Corporation and to discharge the responsibilities assigned to the Executive. Anything herein to the contrary notwithstanding, nothing shall preclude the Executive from (i) serving, as a director/officer/advisor of non-competing businesses, (ii) serving on the boards of directors/ advisors of one or more non-competing business, trade associations and/or charitable organizations, (iii) engaging in charitable activities and community affairs, and (iv) managing his personal investments and affairs.

REMUNERATION

Base Salary. During the first calendar year of employment, the Corporation shall pay the Executive a base salary (the “Base Salary”) payable monthly in arrears. The Base Salary shall be $72,000 per year and begin immediately upon the Employment Commencement Date.

Bonus. The Corporation shall pay the Executive a performance bonus (the “Bonus”) equivalent to $0.05 (five cents) per square foot of surface placements (the “EnviroTurf Business”), immediately upon completion of any install. The Corporation shall also pay to the Executive 2% of Net Sales (defined as Gross Sales less Discounts) directly generated by the Executive on the sale of any other product in the XFit Brand Portfolio. The Corporation shall also pay to the Executive any equity bonus (the “Equity Kicker”) equivalent to 100,000 shares of common stock or share-based equivalents (subject to adjustments for share splits and recapitalizations) for each $5,000,000 in Net Sales of the EnviroTurf business achieved.

Equity Incentive. The Executive will be provided an equity incentive of 1,000,000 shares of Common Stock of the Corporation following the successful sales and collection of $5,000,000 in in Net Sales in the EnviroTurf Business. In an effort to support the Executive’s ability to achieve this Equity Incentive, the Corporation agrees to fund the EnviroTurf Business with $500,000 within 75 days of the Employment Commencement Date in accordance with the Use of Proceeds provided to the Executive concurrent with the execution of this Agreement.

Benefits. The Executive shall be entitled to participate in all of the Corporation’s benefit plans made generally available to the employees and senior executives of the Corporation, in accordance with the terms of such plans including participation in XFit Brands Medical, Dental and other Health programs. The Executive’s participation in the Corporation’s benefit plan is subject to the terms, conditions and limitations contained in the applicable benefit plan documents. All forms of compensation and benefits are subject to applicable reductions to reflect statutory withholdings for federal, state, and local payroll taxes. Additional benefits are outlined in the Employee Handbook, a copy of which you will be given upon commencement of employment.

Vacation. The Executive shall be entitled to (3) three weeks vacation with pay annually. Such vacation shall be taken at a time acceptable to the Corporation with regard to its operations.

Expenses. Consistent with its corporate policies as established from time to time, the Corporation agrees to reimburse the Executive for all expenses reasonably incurred in connection with the performance of his duties upon being provided with proper vouchers or receipts.

Taxes. The Executive shall be responsible to pay for all federal, state, provincial and local taxes assessed on any income received from the Executive under this Agreement, which are over and above the amounts that may be deducted and remitted on the Executive’s behalf by the Company.

Performance Equity Incentive. The Executive shall be 100% eligible to participate in any ESOP programs consistent with the C-level annual equity compensation or incentives.

COVENANTS OF THE PARTIES

The Executive acknowledges that in the course of carrying out, performing and fulfilling his obligations to the Corporation hereunder, the Executive will have access to and will be entrusted with information that would reasonably be considered confidential to the Corporation, the disclosure of which to competitors of the Corporation or to the general public will be highly detrimental to the best interests of the Corporation. Except as may be required in the course of carrying out his duties hereunder, the Executive covenants and agrees that he will not disclose, for the duration of this Agreement any such information to any person, other than to the directors, officers, employees or agents of the Corporation that have a need to know such information, nor shall the Executive use or exploit, directly or indirectly, such information for any purpose other than for the purposes of the Corporation, nor will he disclose nor use for any purpose, other than for those of the Corporation, any other information which he may during his employment with respect to the business and affairs of the Corporation or otherwise.

The Executive acknowledges and agrees that all right, title and interest in and to any information, trade secrets, advances, discoveries, improvements, research materials and data bases made or conceived by the Executive during his employment relating to the business or affairs of the Corporation, shall belong to the Corporation. Any business opportunities related to the business of the Corporation which become known to the Executive during his employment hereunder must be fully disclosed and made available to the Corporation by the Executive, and the Executive agrees not to take or attempt to take any action if the result would be to divert from the Corporation any opportunity which is within the scope of its business.

The Executive will not at any time, without the prior written consent of the Corporation, during the Term of this Agreement and after the expiration or termination of the Executive’s employment so long as Executive is receiving bargained for consideration which is defined as Base Salary plus any annual incentives, either individually or in partnership, jointly or in conjunction with any person or persons, firm, association, syndicate, company or corporation, directly or indirectly engage in, carry on or otherwise have any interest in, advise, or permit the Executive’s name to be used in connection with, any business which is directly competitive to the Business, or which provides generally the same services as the Business; or solicit, interfere with, accept any business from or render any services to anyone whom Executive knows or should have reason to know is a client or a prospective client of the Corporation.

The Executive will comply with all applicable securities laws and any policies of the Corporation in effect with respect to transactions in securities of the Corporation.

The Executive shall not disparage the Corporation or any of its affiliates, directors, officers, employees or other representatives in any manner and shall in all respects avoid any negative criticism of the Corporation.

The Executive acknowledges and agrees that in the event of a breach of the covenants, provisions and restrictions in this section, the Corporation’s remedy in the form of monetary damages will be inadequate and that the Corporation shall be, and is hereby, authorized and entitled, in addition to all other rights and remedies available to it, to apply for and obtain from a court of competent jurisdiction interim and permanent injunctive relief and an accounting of all profits and benefits arising out of such breach.

Each and every provision of these Sections in “Covenants of the Parties” hereunder shall survive the termination or expiration of this Agreement or the Executive’s employment hereunder.

TERMINATION OF EMPLOYMENT

The Corporation may terminate this Agreement and the Executive’s employment hereunder without payment of any compensation, other than as set forth in this Agreement, either by way of anticipated earnings or damages of any kind, at any time by delivery of a Notice of Termination to the Executive for any of the following reasons

(i)	the Executive, in carrying out his duties, engages in conduct that constitutes intentional or conscientious misconduct (including but not limited to intentional or reckless breach of fiduciary duties); or

(ii)	the Executive commits an intentional or reckless and material breach of this Agreement or commits an intentional or reckless act of misappropriation or fraud against the Corporation, its property, or otherwise; or

(iii)	the Executive is convicted of any felonious of act of dishonesty by a Court of competent jurisdiction.

DIRECTORS AND OFFICERS

If the Executive is a director or officer at the relevant time, the Executive agrees that upon termination or expiration of his employment with the Corporation he will tender his resignation from any position he may hold as an officer or director of the Corporation or any of its affiliated or related companies.

The Corporation shall maintain such directors’ and officers’ liability insurance for the benefit of the Executive in accordance with corporate policies and as generally provided to the Directors of the Corporation.

The Corporation agrees that, if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive’s alleged action in an official capacity while serving as a director, officer, member employee or agent, the Executive shall be defended, indemnified and held harmless by the Corporation to the fullest extent legally permitted or authorized by the Corporation’s certificate of incorporation or bylaws against all cost, expense, liability, and loss (including, without limitation, attorney’s fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such defense, indemnification and held harmlessness shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of the Corporation or other entity and shall inure to the benefit of the Executive’s heirs, executors and administrators. The Corporation shall advance to the Executive all reasonable costs and expenses incurred by him, whether paid or unpaid, in connection with a Proceeding within 20 days after receipt by the Corporation of a written request for such advance. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such cost and expenses.

ARBITRATION

All matters in difference between the parties in relation to this Agreement, shall be referred to the arbitration of a single arbitrator, if the parties agree upon one, otherwise to three arbitrators, one to be appointed by the Corporation and one to be appointed by the Executive and a third to be chosen by the first two arbitrators named before they enter upon the business of arbitration. The award and determination of the arbitrator or arbitrators or any of two of three arbitrators shall be binding upon the parties and their respective heirs, executors, administrators and assigns. Each party shall be responsible for its or his own expenses with respect to the arbitration, which will be held in greater Seattle area.

MISCELLANEOUS PROVISIONS

The headings of the Articles and paragraphs herein are inserted for convenience of reference only and shall not affect the meaning or construction hereof.

If any provision contained herein is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other provision herein and each such provision is deemed to be separate and distinct.

This Agreement contains the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto. This Agreement shall be governed by, and construed under, the laws of California.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

XFit Brands, Inc.		James Bateman, Individually

Date:
By:
Name:	David Vautrin	James Bateman
Title:	Chief Executive Officer	President - Sports